Contact:
Noel R. Ryan III
Lambert, Edwards & Associates Inc.
616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp. Announces Third Quarter Results
Reports Year-on-Year Increases in Revenues, Profitability and Purchasing

Warren, Mich., November 1, 2005 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced third quarter 2005 results, highlighted by a 14.3 percent increase in total revenues, a 17.0 percent increase in cash collections, a 76.9 percent increase in purchased receivables and a 7.4 percent increase in net income compared with the prior-year third quarter results.

Revenues grew to $64.0 million for the third quarter ended September 30, 2005, compared with revenues of $56.0 million in the third quarter of 2004. Cash collections grew to $78.2 million in the third quarter of 2005, versus cash collections of $66.8 million in the same period of 2004. Net income for the quarter was $13.7 million, or $0.37 per fully diluted share, compared with net income of $12.8 million, or $0.34 per fully diluted share, for the third quarter of 2004.

During the third quarter of 2005, Asset Acceptance invested $28.0 million to purchase consumer debt portfolios with a face value of $1.1 billion, representing a blended rate of 2.49 percent of face value. This compares to the prior year third quarter, when the Company invested $15.8 million to purchase consumer debt portfolios with a face value of $631.6 million, representing a blended rate of 2.51 percent of face value. Through the first nine months of 2005, Asset Acceptance invested $77.2 million to purchase consumer debt portfolios with a cumulative face value of $3.3 billion, up 27.6 percent from the same period in 2004. All purchase data is adjusted for buybacks.

“Our third quarter results reflect year-on-year gains in revenue and profitability, led by collections growth from our legal collections department,” said Brad Bradley president and CEO of Asset Acceptance Capital Corp. “Our overall growth in cash collections slowed modestly in the third quarter reflecting a lower growth rate in call center collections.”

Bradley also said, “Overall, we are pleased with our purchasing in the third quarter and all of 2005 which shows strong increases over 2004. The pricing climate in the third quarter remained at the elevated levels experienced in the previous quarter. Throughout the third quarter, supply remained strong, with increased deal activity appearing within a variety of non-traditional asset classes. While bidding remains competitive throughout the various asset classes in which we participate, we continue to invest only in those portfolios that meet or exceed our long-term total return objective of three times cost over a five-year period. Furthermore, we have become increasingly opportunistic in the purchase of non-traditional portfolios, with approximately 55 percent of face value of our third quarter purchases originating from non-traditional asset classes.”

Third Quarter and Nine Months-Ended 2005: Key Highlights

•	Total revenues grew 14.3 percent year-on-year to $64.0 million for the third quarter 2005, compared with revenues of $56.0 million in the third quarter of 2004. Total revenues year-to-date increased to $198.9 million, up 26.5 percent from the first nine months of 2004.

•	For the third quarter of 2005, investment in purchased receivables of $28.0 million was 76.9 percent higher than the same period in 2004. Investment in purchased receivables increased to $77.2 million year-to-date, up 27.6 percent from the first nine months of 2004.

•	Total cash collections increased 17.0 percent year-on-year to $78.2 million in the third quarter of 2005, versus cash collections of $66.8 million in the third quarter of 2004. Total cash collections year-to-date increased to $243.4 million, up 22.0 percent from the first nine months of 2004.

•	Call center, legal and other collections all increased in the third quarter of 2005 versus the same period in 2004.

•	Call center collections increased year-on-year by 6.3 percent to $38.9 million. Call center collections year-to-date increased to $127.7 million, up 9.9 percent from the first nine months of 2004.

•	Legal collections increased year-on-year by 34.5 percent to $29.1 million. Legal collections year-to-date increased to $86.0 million, up 42.9 percent from the first nine months of 2004.

•	Other collections, which include forwarding, bankruptcy and probate collections, increased year-on-year by 18.5 percent to $10.2 million. Other collections year-to-date increased to $29.7 million, up 27.8 percent from the first nine months of 2004.

•	Collections on fully amortized portfolios, commonly referred to as zero-basis collections, increased year-on-year by 62.3 percent to $14.0 million. Zero-basis collections nearly doubled year-to-date to $41.1 million, up 94.0 percent from the first nine months of 2004.

•	Net income for the third quarter 2005 increased 7.4 percent year-on-year to $13.7 million or $0.37 per fully diluted share. Net income year-to-date increased to $45.2 million or $1.21 per fully diluted share, compared to a reported net loss of $11.8 million, or a loss of $0.33 per fully diluted share, incurred during the first nine months of 2004, including one-time items recognized within the first nine months of 2004. On an adjusted basis, net income increased 28.4 percent in the first nine months of 2005 versus the year ago period, where the Company earned adjusted net income of $35.2 million, or $0.97 per fully diluted share. The reported (GAAP) results accounted for within the first nine months of 2004 included a previously announced one-time compensation and related payroll tax charge of $45.7 million resulting from the vesting of share appreciation rights upon the initial public offering and a deferred income tax charge of $19.3 million as a result of the reorganization in anticipation of the initial public offering. A reconciliation of reported GAAP net loss to the adjusted basis is set forth below.

•	Quarterly collector productivity on a full-time equivalent basis was $36,454 in the third quarter of 2005, a decline of 9.4 percent from the year-ago period. The Company reported that on a year-on-year basis, the average number of collectors increased 17.2 percent to 1,067 collectors in the current period.

•	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators during the third quarter of 2005 and continues to maintain a diverse mix of asset types in its consumer debt portfolios.

Mark A. Redman, vice president-finance and CFO of Asset Acceptance Capital Corp., concluded: “While growth in collections and net income slowed in the third quarter, we remain well positioned for the future, with a growing cash position, no debt outstanding on our line of credit and healthy profit margins. We are committed to improving our collector recruiting and retention initiatives. Additionally, we will review our collection strategies as we seek more efficient methods to collect our acquired receivables.”

Reconciliation of GAAP to Adjusted Basis

The Company provided the following reconciliation of reported GAAP net loss to adjusted net income for the nine months ended September 30, 2004. Operating expenses in the nine months ended September 30, 2004 were adjusted to exclude the one-time compensation and related payroll tax charges. Additionally, income taxes were adjusted to assume the Company had always been a C corporation and its subsidiaries were all 100 percent owned. Adjusted income taxes in this reconciliation are computed based upon an estimated effective income tax rate of approximately 37.2 percent of the adjusted net income before adjusted income taxes.

(In thousands except earnings per share amounts)	Nine months ended
Sept. 30, 2004
GAAP net loss	$(11,820)
Add income tax expense	22,182

Loss before income taxes	10,362
Add one-time compensation and related payroll tax charge	45,673

Adjusted income before adjusted income taxes	56,035
Less adjusted income taxes	20,845

Adjusted net income	$35,190

Weighted average number of shares outstanding:
Basic	36,104
Diluted	36,111

Earnings per common share outstanding:
Basic	$(0.33)
Diluted	$(0.33)

Adjusted weighted average number of shares outstanding:
Basic	36,104
Diluted	36,111

Adjusted earnings per common share outstanding:
Basic	$0.97
Diluted	$0.97

Third Quarter 2005 Conference Call

Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the call will be available on the Company’s website until November 1, 2006.

About Asset Acceptance Capital Corp.

For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

Supplemental Financial Data

(Unaudited, Dollars in Millions, except collections per collector)	Q3 ‘05	Q2 ‘05	Q1 ‘05	Q4 ‘04	Q3 ‘04	Q2 ‘04	Q1 ‘04

Total revenues	$64.0	$68.8	$66.0	$57.5	$56.0	$51.5	$49.7

Cash collections	$78.2	$84.9	$80.4	$68.3	$66.8	$67.6	$65.2

Operating expenses to cash collections (Excl. one-time charges in Q1 ’04, see Note 1)	54.0%	50.1%	52.0%	54.7%	53.0%	48.5%	48.3%

Traditional call center collections	$38.9	$44.3	$44.6	$37.1	$36.6	$38.5	$41.0

Legal collections	$29.1	$31.0	$25.9	$22.8	$21.6	$21.4	$17.2

Other collections	$10.2	$9.6	$9.9	$8.4	$8.6	$7.7	$7.0

Amortization rate	18.2%	19.0%	18.1%	16.7%	16.4%	24.0%	23.9%

Collections on fully amortized portfolios	$14.0	$15.0	$12.1	$10.0	$8.6	$7.4	$5.2

Core amortization rate (Note 2)	22.2%	23.1%	21.3%	19.6%	18.8%	26.9%	26.0%

Investment in purchased receivables (Note 3)	$28.0	$16.3	$32.9	$27.3	$15.8	$32.7	$11.9

Face value of purchased receivables (Note3)	$1,123.7	$1,079.2	$1,102.3	$1,260.0	$631.6	$1,990.2	$495.0

Average cost of purchased receivables (Note3)	2.49%	1.51%	2.99%	2.17%	2.51%	1.64%	2.41%

Number of purchased receivable portfolios	31	28	22	24	29	36	17

Collections per collector FTE	$36,454	$41,987	$44,535	$39,368	$40,224	$42,013	$47,476

Average collector FTE’s	1,067	1,054	1,000	944	910	917	864

Note 1: Including the one-time compensation and related payroll tax charges of $45.7 million due to the vesting for share appreciation rights which occurred upon the initial public offering of the Company, operating expenses were 118.3 percent of cash collections during the first quarter of 2004.

Note 2: Core amortization rate is amortization divided by collections on non-fully amortized portfolios.

Note 3: All purchase data is adjusted for buybacks.

Asset Acceptance Capital Corp.
Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per-share data)	2005	2004	2005	2004
Revenues Purchased receivable revenues	$63,899	$55,871	$198,466	$156,810
Loss on sale of purchased receivables	—	—	(26)	—
Finance contract revenues	118	128	414	443

Total revenues	64,017	55,999	198,854	157,253

Expenses Salaries and benefits	19,575	16,241	57,188	94,124
Collections expense	17,832	15,672	55,119	40,751
Occupancy	2,087	1,510	6,229	4,328
Administrative	1,885	1,343	5,488	3,984
Depreciation	831	669	2,518	2,133
Loss (gain) on disposal of equipment	15	(1)	15	42

Total operating expense	42,225	35,434	126,557	145,362

Income from operations	21,792	20,565	72,297	11,891
Interest income	430	3	658	12
Interest expense	(135)	(227)	(417)	(1,566)
Other income (expense)	4	—	(3)	25

Income before income taxes	22,091	20,341	72,535	10,362
Income taxes	8,384	7,580	27,366	22,182
Net income (loss)	$13,707	$12,761	$45,169	$(11,820)

Pro forma income tax expense				$3,855

Pro forma net income				$6,507

Weighted average number of shares :
Basic	37,225	37,225	37,225	36,104
Diluted	37,306	37,231	37,271	36,111
Earnings (loss) per common share outstanding:
Basic	$0.37	$0.34	$1.21	$(0.33)
Diluted	$0.37	$0.34	$1.21	$(0.33)
Pro forma earnings per common share outstanding:
Basic				$0.18
Diluted				$0.18

Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position
(Unaudited)

(in thousands)	September 30, 2005	December 31, 2004

Assets:
Cash	$52,253	$14,205
Purchased receivables	247,211	216,480
Finance contract receivables, net	738	688
Property and equipment, net	10,769	11,165
Goodwill	6,340	6,340
Other assets	2,763	3,628

Total assets	$320,074	$252,506

Liabilities:
Deferred tax liability	60,283	41,247
Accounts payable and other liabilities	16,527	13,825
Capital lease obligations	227	254
Total liabilities	77,037	55,326

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued and outstanding shares – 37,225,275 at September 30, 2005 and December 31, 2004	372	372
Additional paid in capital	160,036	159,348
Retained earnings	82,629	37,460

Total equity	243,037	197,180

Total liabilities and equity	$320,074	$252,506